EXHIBIT 10.79

AMENDMENT 4 TO LICENSE AGREEMENT

This Amendment 4 to License Agreement (the “Amendment”) is made and entered into as of the 5th day of February, 2009 (“Execution Date”), by and between SOLVAY PHARMACEUTICALS, INC., a Georgia corporation having its principal office at 901 Sawyer Road, Marietta, Georgia 30062 (“Solvay”) and JPI COMMERCIAL, LLC, a Delaware limited liability corporation and wholly-owned subsidiary of Jazz Pharmaceuticals, Inc., a Delaware corporation (“Jazz Pharmaceuticals”), having its principal offices at 3180 Porter Drive, Palo Alto, California 94304 (“JPI”). Solvay and JPI are referred to herein on occasion separately as a “Party” or together as the “Parties”. Capitalized terms used herein shall have their respective meanings set forth in the License Agreement, unless otherwise defined herein.

WHEREAS, Solvay and JPI are parties to that certain License Agreement (the “Agreement”) dated as of the 31st day of January, 2007, as amended on March 12, 2008, October 17, 2008 and December 19, 2008;

WHEREAS, the Parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the revised milestone payments and elimination of the royalty payable by Jazz as well as the mutual covenants and promises set forth in this Amendment, the Parties agree as follows:

1. Amendment of Definitions.

(a) Section 1.11 of the Agreement is amended and replaced in its entirety with the following:

“1-11 “Milestones” means the events identified in Sections 3.1 (b) through (k).”

(b) Section 1.12 of the Agreement is amended and replaced in its entirety with the following:

“1.12 “Milestone Payments” means the payments to be made by Jazz Pharmaceuticals and/or JPI to Solvay pursuant to Sections 3.1 (b) through (k).”

2. Amendment of Section 3.1. Section 3.1 of the Agreement is amended and replaced in its entirety with the following:

“3.1 Upfront Payment and Milestone Payments. As consideration for the license granted by Solvay to Jazz Pharmaceuticals hereunder, Jazz Pharmaceuticals and/or JPI will make the following upfront and milestone payments to Solvay:

(a) Two million ($2,000,000.00) dollars to be paid as a non-refundable payment at the Time of Closing (the “Upfront Payment”);

(b) Two million ($2,000,000.00) dollars within fifteen (15) days of the First Commercial Sale of LUVOX-IR, supplied by or on behalf of Solvay, by Jazz Pharmaceuticals;

(c) Ten million dollars ($10,000,000.00) within thirty (30) days after receipt of FDA approval of the first indication for the LUVOX CR NDA;

(d) Ten million dollars ($10,000,000.00) within thirty-nine (39) days after receipt of FDA approval of the first indication for the LUVOX CR NDA;

(e) Three million five hundred thousand dollars ($3,500,000.00) on October 20, 2008;

(f) Three million five hundred thousand dollars ($3,500,000.00) on November 15, 2008;

(g) Six million dollars ($6,000,000.00) payable in 2009 in four (4) quarterly installments as follows: one million dollars ($1,000,000.00) on or before March 15, 2009; one million dollars ($1,000,000.00) on or before June 15, 2009; two million dollars ($2,000,000.00) on or before September 15, 2009; and two million dollars ($2,000,000.00) on or before December 15, 2009.

(h) Four million dollars ($4,000,000.00) payable in 2010 in four (4) equal quarterly installments of one million dollars ($1,000,000.00), said installments to be paid on or before March 15, 2010, June 15, 2010, September 15, 2010 and December 15, 2010;

(i) Four million five hundred thousand dollars ($4,500,000.00) payable in 2011 in four (4) equal quarterly installments of one million one hundred twenty-five thousand dollars ($1,125,000,00), said installments to be paid on or before March 15, 2011, June 15, 2011, September 15, 2011 and December 15, 2011;

j) Five million dollars ($5,000,000.00) payable in 2012 in four (4) equal quarterly installments of one million two hundred fifty thousand dollars ($1,250,000.00), said installments to be paid on or before March 15, 2012, June 15, 2012, September 15, 2012 and December 15, 2012; and

(k) Five million dollars ($5,000,000.00) payable on January 15, 2015 if (i) Net Sales of Luvox-CR have reached a cumulative amount of one hundred million dollars ($100,000,000.00) on or before December 31, 2014 and (ii) no AB-rated generic version of Luvox-CR is being sold in the United States of America on or before December 31, 2014.

Notwithstanding the terms of Section 3.1(j) in the event Jazz Pharmaceuticals and/or JPI makes each and every installment payment pursuant to Section 3.1(g), Section 3.1(h), Section 3.1(i) and the first three (3) installments of Section 3.1(j) on or before the respective dates set forth therein, Jazz Pharmaceuticals and/or JPI shall be entitled to reduce the amount of the installment payment due on or before December 15, 2012 to seven hundred fifty thousand dollars ($750,000.00).”

3. Amendment of Section 3.3. Section 3.3 of the Agreement is amended and replaced in its entirety with the following:

“33 Royalty Payments. Intentionally Deleted.”

4. Amendment of Section 3.5. Section 3.5 of the Agreement is amended and replaced with the following:

“3.5 Reports. Within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, Jazz Pharmaceuticals and/or JPI shall provide Solvay with a written report of Net Sales of LUVOX CR during such quarter. Interest, at a rate of twelve percent (12%) per annum, or at the highest legal rate if less than 12%, shall be payable for any late payments.”

5. Amendment of Section 11.2. Section 11.2 of the Agreement is amended and replaced in its entirety with the following:

“11.2 Termination for Breach. This Agreement may be terminated by either Party in the event the other Party breaches its obligation(s) under this Agreement and does not cure the same within sixty (60) days following written notice of such breach; provided, however, that if the breach is of a nature that it cannot be cured within sixty (60) days, then the time to cure shall be extended until such breach can reasonably be cured. Notwithstanding the foregoing and anything to the contrary, Solvay may terminate this Agreement immediately if any Milestone Payment required pursuant to Sections 3.1(g), (h), (i), (j) and/or (k) is not paid within fifteen (15) days after such Milestone Payment became due and payable.”

6. Release of Claims. As of the Execution Date, Jazz Pharmaceuticals and/or JPI do hereby forever release and discharge Solvay, its directors, officers, agents, attorneys, affiliates, partners, subsidiaries, successors, assigns, and past and present employees (the “Released Parties”), from any and all causes of action, actions, judgments, liens, damages, losses, claims, liabilities and demands whatsoever, whether known or unknown and whether based upon legal or equitable theories, which Jazz Pharmaceuticals and/or JPI ever had, now has or may have against the Released Parties by reason of any matter up to and including the Execution Date. The release contained herein does not apply to rights or claims arising after the Execution Date.

7. No Other Changes. Except as set forth above, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the License Agreement to be executed by their duly authorized representatives as of the Execution Date.

JPI COMMERCIAL, LLC		SOLVAY PHARMACEUTICALS, INC.

By:	/s/ Carol Gamble	By:	/s/ Murray Kay
Print Name:	Carol Gamble	Print Name:	Murray Kay
Title:	Sr. Vice President & General Counsel	Title:	Vice President, Finance
Date:	2/5/09	Date:	2/5/09